Exhibit 99.1

Contact: Richard Russack FOR IMMEDIATE RELEASE

(817) 867-6425

BNSF Elects Air Force Gen. Donald G. Cook (Ret.) To Its Board

FORT WORTH, Texas, September 15, 2005 -- The Board of Directors of Burlington Northern Santa Fe Corporation (BNSF) (NYSE:BNI) today announced the election to its Board of Gen. Donald G. Cook, 59, who retired August 1, 2005, as Commander, Air Education and Training Command, Randolph Air Force Base, Texas. The appointment is effective immediately.

In making the announcement, Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer, said, "We are delighted to welcome General Cook to our Board. He adds a new perspective to our Board through his distinguished 36-year Air Force career, including nearly 10 years as a command pilot flying more than 3,300 hours, along with more than 25 years of increasingly responsible leadership positions in the U.S. Air Force."

As Commander, General Cook was responsible for the recruiting, training and education of Air Force people. His Command included the Air Force Recruiting Service, two numbered air forces and Air University. His Command covered 13 bases, more than 66,000 active-duty members and 15,000 civilians. He attained the rank of General in December 2001.

General Cook entered the Air Force in 1969 through the Reserve Officers' Training Company program at Michigan State University, where he earned a B.S. degree in communication arts. In 1975, he graduated from Squadron Officer School, Maxwell AFB, Alabama, and in 1976, he received a M.B.A. degree from Southern Illinois University. He attended the Armed Services Staff College in Norfolk, Virginia, in 1982;

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the Air War College at Maxwell AFB, in 1987, and in 1996, he took a National Security Leadership Course at Syracuse University and John Hopkins University.

General Cook recently was elected to the Crane Co. Board. He and his wife, Diane, have two children, and they reside in San Antonio, Texas.

Burlington Northern Santa Fe Corporation's subsidiary BNSF Railway Company operates one of the largest railroad networks in North America, with about 32,000 route miles in 28 states and two Canadian provinces. The railway is among the world's top transporters of intermodal traffic, moves more grain than any other American railroad, transports the components of many of the products we depend on daily, and hauls enough low-sulphur coal to generate about ten percent of the electricity produced in the United States. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

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